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                                   Exhibit 16

                                January 27, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the first three paragraphs of Item 4 included in the Form 8-K of Genelink, Inc. dated January 27, 2004 to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Siegal & Drossner, P.C.